Exhibit 99.1

VIVOPOWER’S TEMBO CONFIRMS HEADS OF AGREEMENT EXCLUSIVITY EXTENSION FOR US$838M MERGER WITH CCTS

Exclusivity period for Heads of Agreement extended to 31 July 2024

LONDON, July 3, 2024 (GLOBE NEWSWIRE) – the Nasdaq listed B Corp, VivoPower International PLC (Nasdaq: VVPR, “VivoPower”), announced today that its electric vehicle subsidiary, Tembo e-LV B.V. (“Tembo”), has agreed to a one month extension of its exclusive heads of agreement with Nasdaq listed Cactus Acquisition Corporation I (Nasdaq: CCTS, CCTSW, CCTSU, “CCTS”) to 31 July, 2024.

The extension is intended to provide additional time to finalise the definitive business combination agreement relating to the proposed transaction as well as the independent fairness opinion.

Tembo continues to negotiate with Cactus to conclude the definitive business combination agreement.

VivoPower International PLC

www.vivopower.com

About VivoPower

VivoPower is an award-winning global sustainable energy solutions B Corporation company focused on electric solutions for off-road and on-road customised and ruggedised fleet applications as well as ancillary financing, charging, battery and microgrids solutions. The Company’s core purpose is to provide its customers with turnkey decarbonisation solutions that enable them to move toward net-zero carbon status. VivoPower has operations and personnel covering Australia, Canada, the Netherlands, the United Kingdom, the United States, the Philippines, and the United Arab Emirates.

About Tembo

Tembo electric utility vehicles (EUVs) are the premier 100% electric solution for ruggedised and/or customised applications for fleet owners in the mining, agriculture, energy utilities, defence, police, construction, infrastructure, government, humanitarian, and game safari industries. Tembo provides safe, high-performance off-road and on-road electric utility vehicles that meet exacting standards of safety, reliability, and quality. Its core purpose is to provide safe and reliable electrification solutions for utility vehicle fleet owners globally, helping perpetuate useful life, reduce costs, maximise return on assets, meet ESG goals and activate the circular economy. Tembo is a subsidiary of the Nasdaq listed B Corporation, VivoPower International PLC

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the U.S. federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterisations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the achievement of performance hurdles, or the benefits of the events or transactions described in this communication and the expected returns therefrom. These statements are based on VivoPower’s management’s current expectations or beliefs and are subject to risk, uncertainty, and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of VivoPower’s business. These risks, uncertainties and contingencies include changes in business conditions, fluctuations in customer demand, changes in accounting interpretations, management of rapid growth, intensity of competition from other providers of products and services, changes in general economic conditions, geopolitical events and regulatory changes, and other factors set forth in VivoPower’s filings with the United States Securities and Exchange Commission. The information set forth herein should be read in light of such risks. VivoPower is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of new information, future events, changes in assumptions or otherwise.

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Additional Information and Where to Find It

If a definitive business combination agreement relating to the proposed transaction is executed, a full description of the terms of the transaction will be included in a registration statement on Form F-4 (the “Registration Statement”), which will include a proxy statement/prospectus, to be filed with the U.S. Securities and Exchange Commission (the “SEC”). Shareholders of CCTS and other interested persons are advised to read, when available, the Registration Statement, including the preliminary proxy statement/prospectus, any amendments thereto and the definitive proxy statement/prospectus. CCTS, Tembo and VivoPower may also file other documents with the SEC regarding the proposed transaction. The definitive proxy statement/prospectus will be sent to the shareholders of CCTS as of the record date established for voting on the proposed transaction and will contain important information about CCTS, VivoPower, Tembo, the proposed transaction and other related matters. Shareholders of CCTS and other interested persons will be able to obtain copies of the Registration Statement, including the preliminary proxy statement/prospectus contained therein, the definitive proxy statements/prospectus and the other documents filed or that will be filed with the SEC in connection with the proposed transaction, without charge, once available, at the SEC’s website at www.sec.gov.

Participants in the Solicitation

CCTS, Tembo, VivoPower and their respective directors and officers may be deemed participants in the solicitation of proxies of CCTS shareholders in connection with the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of CCTS’s shareholders in connection with the proposed transaction and other matters to be voted upon at the meeting of CCTS’s shareholders will be set forth in the Registration Statement for the transaction when available.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contact

Shareholder Enquiries

shareholders@vivopower.com

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